Exhibit 99.1

QURATE RETAIL, INC. REPORTS

SECOND QUARTER 2019 FINANCIAL RESULTS

Englewood, Colorado, August 7, 2019 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported second quarter 2019 results.  Headlines include(1):

Operating results:

•	Qurate Retail total revenue decreased 4% to $3.1 billion
•	Revenue decreased 3% in constant currency(2)
•	eCommerce revenue comprised $1.8 billion or 59% of total revenue
•	Qurate Retail reported $0.28 diluted EPS; $0.48 adjusted diluted EPS(3)
•	QxH revenue decreased 1% to $1.9 billion
•	QVC International revenue decreased 2% to $640 million
•	Revenue increased 1% in constant currency
•	Zulily revenue decreased 13% to $363 million
•	Cornerstone revenue decreased 11% to $234 million
•	Revenue decreased 3% excluding closed Improvements business
•	Realized cumulative run-rate cost synergies of $87 million since acquisition through June 30th

Corporate updates:

•	From May 1st through July 31st, repurchased 11.9 million QRTEA shares at an average price per share of $12.88 and total cost of $153 million
•	Repaid QVC’s $400 million 3.125% senior secured notes due 2019
•	Appointed Leslie Ferraro, former Walt Disney Company executive, to President, QxH effective September 16th

“We made good strategic and operational progress, evidenced by the sequential improvement in revenue and adjusted OIBDA margin at QxH and the double-digit, year-over-year adjusted OIBDA(3) growth at QVC International in constant currency. These gains were partially offset by deterioration at Zulily,” said Mike George, President and CEO of Qurate Retail. “We are encouraged by the resiliency of our businesses and our ability to generate high levels of adjusted OIBDA and free cash flow in a dynamic and highly competitive environment. We resumed share buybacks, repurchasing nearly 12 million shares at an average price per share of $12.88 following our last earnings call. Going forward, we remain focused on building on the collective strengths of QVC and HSN, realizing synergies and stabilizing Zulily.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2019 to the same period in 2018. During the first quarter of 2019, Qurate Retail changed its reportable segments to combine QVC US and HSN into one QxH reportable segment and is presenting prior period information in this press release to conform to this change.

SECOND QUARTER 2019 FINANCIAL RESULTS

(amounts in millions)	2Q18	2Q19	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,900	$1,874	(1)%
QVC International(b)	656	640	(2)%	1%
Zulily	415	363	(13)%
Cornerstone	262	234	(11)%
Intersegment eliminations	-	-	NM
Total Qurate Retail Revenue	$3,233	$3,111	(4)%	(3)%

Operating Income
QxH	$308	$292	(5)%
QVC International(b)	82	73	(11)%	(9)%
Zulily	(27)	(23)	15%
Cornerstone	8	6	(25)%
Unallocated corporate cost(c)	(13)	(12)	8%
Total Qurate Retail Operating Income	$358	$336	(6)%

Adjusted OIBDA
QxH	$401	$395	(1)%
QVC International(b)	100	106	6%	10%
Zulily	29	7	(76)%
Cornerstone	19	14	(26)%
Unallocated corporate cost(c)	(7)	(9)	(29)%
Total Qurate Retail Adjusted OIBDA	$542	$513	(5)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Includes QVC Germany, QVC Italy, QVC Japan, QVC UK and QVC France until it was closed on March 13, 2019.
c)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.

SECOND QUARTER 2019 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	2Q18	2Q19
Net Income(a)	$187	$118
Adjusted Net Income(b)	$216	$206

Basic weighted average shares outstanding ("WASO")	467	428
Potentially dilutive shares	4	-
Diluted WASO	471	428

GAAP EPS(a)	$0.40	$0.28
Adjusted EPS(b)	$0.46	$0.48

a)	Represents net income and diluted net income per share from continuing operations attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QxH

QxH reported sales declines in apparel and jewelry, which were partially offset by gains primarily in accessories and electronics. Operating income margin contracted and adjusted OIBDA margin was flat, reflecting gross margin pressure mainly from higher fulfillment (freight and warehouse) expense, which was partially offset by higher product margins. QxH also incurred higher bad debt and marketing expense. These factors were offset by lower TV distribution commissions and customer service expense. Lower TV distribution commissions were due in part to the accounting treatment for certain renewed HSN carriage agreements (described below), as well as renegotiated rates at HSN and growth in off-air sales.  Operating income included higher amortization expense related to HSN carriage agreements.

Beginning in the third quarter of 2018, HSN began renewing TV carriage agreements with certain distribution partners, which provided multi-year upfront payments that are amortized over the life of the agreements, versus its previous convention of expensing quarterly payments as incurred. This accounting change has a positive impact on QxH’s adjusted OIBDA with a corresponding increase in QxH’s amortization expense, which is neutral to operating income each period and cash neutral over the life of the agreements.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 6% versus the Euro and British Pound and 1% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the second quarter of 2019.

QVC International constant currency sales gains were driven by growth primarily in Japan, partially offset by declines in Germany and the UK. Operating income declined primarily due to $12 million of depreciation expense for the disposition of long-lived assets in France. As previously announced, QVC closed its television and digital platforms in France on March 13, 2019. Operating income margin contracted due to the aforementioned charge related to France, while adjusted OIBDA margin expanded reflecting improved gross margins, primarily from ASP leverage. QVC International also benefitted from lower fixed and marketing costs, which were partially due to the closure of France.

Zulily

Zulily revenue declined due to lower unit volume driven by a decrease in new customers and lower purchasing frequency from existing customers, as well as lower ASP. Product categories that led the sales decline were apparel (kids and women), home and footwear. Zulily’s results were affected by less efficient customer acquisition spend on certain digital marketing channels and the impact of sales tax collection in additional states versus the prior year. Operating loss improved due to a decrease in purchase accounting amortization. Adjusted OIBDA declined primarily due to lower sales, higher supply chain expense and fixed costs associated with increased technology-related headcount.

Cornerstone

Cornerstone revenue declined primarily driven by the shutdown of the Improvements catalog business effective December 2018 and weakness in the outdoor category, particularly at Frontgate, as well as the impact of sales tax collection in additional states versus the prior year. Excluding Improvements, revenue declined 3%. The operating income and adjusted OIBDA declines principally reflect lower revenue and gross margin pressure due to promotional activity, which were partially offset by lower selling, general and administrative costs. Operating income also benefited from lower purchase accounting amortization.

SECOND QUARTER 2019 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2Q18	2Q19	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	62.2%	63.2%	100	bps
Operating Income Margin (%)	16.2%	15.6%	(60)	bps
Adjusted OIBDA Margin (%)	21.1%	21.1%	-	bps
Average Selling Price	$54.41	$53.00	(3)%
Units Sold			1%
Return Rate(b)	17.0%	17.1%	10	bps
eCommerce Revenue(c)	$1,018	$1,040	2%
eCommerce % of Total Revenue	53.6%	55.5%	190	bps
Mobile % of eCommerce Revenue(d)	63.5%	67.6%	410	bps
LTM Total Customers(e)	10.7	10.7	-%

QVC – International
Cost of Sales % of Revenue	62.2%	61.2%	(100)	bps
Operating Income Margin (%)	12.5%	11.4%	(110)	bps
Adjusted OIBDA Margin (%)	15.2%	16.6%	140	bps
Average Selling Price			2%		7%
Units Sold			(5)%
eCommerce Revenue(c)	$245	$261	7%		13%
eCommerce % of Total Revenue	37.3%	40.8%	350	bps
Mobile % of eCommerce Revenue(d)	71.5%	75.6%	410	bps
LTM Total Customers(e)	4.8	4.7	(2)%

Zulily
Cost of Sales % of Revenue	72.3%	74.4%	210	bps
Operating Income Margin (%)	(6.5)%	(6.3)%	20	bps
Adjusted OIBDA Margin (%)	7.0%	1.9%	(510)	bps
Mobile % of Total Orders	70.5%	73.9%	340	bps
LTM Total Customers(e)	6.4	6.2	(3)%

Cornerstone
Operating Income Margin (%)	3.1%	2.6%	(50)	bps
Adjusted OIBDA Margin (%)	7.3%	6.0%	(130)	bps
eCommerce Revenue(c)	$188	$169	(10)%
eCommerce % of Total Revenue	71.9%	72.2%	30	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its ongoing annual effective tax rate will be in the range of 16% - 19% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments. This estimate excludes the impact of one-time tax items and is subject to adjustment. Qurate Retail’s book tax rate in 2019 will be impacted by the tax loss generated by the sale of Qurate Retail’s investment in FTD in the second quarter. This loss resulted in a net income tax benefit of $34 million that was recognized in full in the second quarter and a long-term tax receivable of approximately $100 million, which will not impact cash taxes until the end of 2020 when such receivable is expected to be collected.

Share Repurchases

From May 1, 2019 through July 31, 2019,  Qurate Retail repurchased approximately 11.9 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $12.88 for total cash consideration of $153 million. Since the creation of our existing common stock (including its predecessors,  the QVC Group and the Liberty Interactive Group) in May 2006, Qurate Retail has repurchased shares for aggregate cash consideration of $9.0 billion, representing approximately 60% of the shares outstanding in May 2006.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks.

On May 30, 2019, Qurate Retail’s board of directors increased its stock repurchase authorization by an additional $500 million. The remaining repurchase authorization for Qurate Retail is approximately $526 million as of July 31, 2019.

FOOTNOTES

1)

Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on  Qurate Retail’s earnings conference call which will begin at 8:30  a.m. (E.D.T.) on August 8, 2019.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2019	6/30/2019
Cash and cash equivalents (GAAP)	$508	$519

Indemnification Asset(a)	$110	$133

Debt:
QVC senior notes(b)	$3,775	$3,375
QVC bank credit facility	1,438	1,733
Total Qurate Retail Group Debt	$5,213	$5,108

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,512	1,505
Corporate Level Debentures	2,303	2,296
Total Qurate Retail, Inc. Debt	$7,516	$7,404
Unamortized discount, fair market value adjustment and deferred loan costs	(73)	54
Total Qurate Retail, Inc. Debt (GAAP)	$7,443	$7,458

QVC, Inc. leverage(d)	2.3x	2.4x

a)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
d)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily.

Cash at Qurate Retail increased $11 million in the second quarter as cash from operations more than offset share repurchases,  capital expenditures, net debt repayment and other investing activities.    Total debt at Qurate Retail decreased by $112 million in the second quarter primarily due to the repayment of QVC’s $400 million 3.125% senior secured notes due 2019.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of June 30, 2019, a holder of the Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification asset has been classified as a long-term asset. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of June 30, 2019.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and CEO, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30  a.m. (E.D.T.) on August 8, 2019.  The call can be accessed by dialing (800)  347-6311 or (323)  794-2094, passcode 3591272,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial prospects and performance, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the indemnification by GCI Liberty, the expected benefits (including synergies) of the acquisition of HSNi and the related intercompany restructuring,  the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, certain purchase accounting adjustments, separately reported litigation settlements, transaction related costs (including restructuring, integration, and advisory fees) and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate

Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2018, September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019, respectively.

CONSOLIDATED OPERATING INCOME AND PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q18	3Q18	4Q18	1Q19	2Q19
Qurate Retail, Inc. Operating Income	$358	$237	$435	$288	$336
Depreciation and amortization	159	167	148	153	158
Stock compensation expense	23	21	21	19	18
Impairment charges	—	—	33	—	—
Operating company level transaction related costs	2	43	15	—	1
Qurate Retail, Inc. Adjusted OIBDA	$542	$468	$652	$460	$513

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries),  Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2018, September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

BUSINESS SEGMENT ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q18	3Q18	4Q18	1Q19	2Q19
QVC
Operating income	$390	$305	$461	$326	$365
Depreciation and amortization	97	107	106	118	124
Stock compensation	12	12	11	9	11
Impairment of intangible assets	—	—	30	—	—
Transaction related costs	2	40	10	—	1
Adjusted OIBDA	$501	$464	$618	$453	$501

QxH adjusted OIBDA	$401	$371	$489	$352	$395
QVC International adjusted OIBDA	100	93	129	101	106

Zulily
Operating loss	$(27)	$(38)	$(2)	$(13)	$(23)
Depreciation and amortization	52	51	32	26	26
Stock compensation	4	5	4	4	4
Adjusted OIBDA	$29	$18	$34	$17	$7

Cornerstone
Operating income (loss)	$8	$(19)	$(13)	$(7)	$6
Depreciation and amortization	10	8	11	9	8
Stock compensation	1	1	—	1	—
Impairment of intangible assets	—	—	3	—	—
Transaction related costs	—	3	5	—	—
Adjusted OIBDA	$19	$(7)	$6	$3	$14

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended June 30, 2018, September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	2Q18	3Q18	4Q18	1Q19	2Q19
Qurate Retail, Inc. Net income (GAAP)	$187	$72	$273	$55	$118
Purchase accounting amort., net of deferred tax benefit (a)	47	48	32	34	34
Operating company level transaction related costs, net of tax benefit	2	33	11	—	1
Impairment of intangible assets, net of tax benefit	—	—	25	—	—
Non-recurring tax items(b)	(4)	—	(76)	—	(34)
Mark-to-market adjustments, net(c)	(16)	16	12	62	87
Adjusted Net Income	$216	$169	$277	$151	$206

Diluted earnings per share (GAAP)	$0.40	$0.16	$0.61	$0.13	$0.28
Total adjustments per share, net of tax	0.06	0.21	0.01	0.22	0.20
Adjusted earnings per share	$0.46	$0.37	$0.62	$0.35	$0.48

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Includes impact of US tax reform and other one-time tax items.
c)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2019	2018
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$519	653
Trade and other receivables, net	1,295	1,835
Inventory, net	1,516	1,474
Other current assets	203	224
Total current assets	3,533	4,186
Investments in equity securities	99	96
Property and equipment, net	1,339	1,322
Intangible assets not subject to amortization	10,916	10,912
Intangible assets subject to amortization, net	1,069	1,058
Other assets, at cost, net of accumulated amortization	765	267
Total assets	$17,721	17,841
Liabilities and Equity
Current liabilities:
Accounts payable	861	1,204
Accrued liabilities	949	1,182
Current portion of debt	1,175	1,410
Other current liabilities	187	155
Total current liabilities	3,172	3,951
Long-term debt	6,283	5,963
Deferred income tax liabilities	1,900	1,925
Other liabilities	725	258
Total liabilities	12,080	12,097
Equity/Attributed net assets (liabilities)	5,523	5,624
Non-controlling interests in equity of subsidiaries	118	120
Total liabilities and equity	$17,721	17,841

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2019	2018
Revenue:
Total revenue, net	$3,111	3,233

Operating costs and expenses:
Cost of retail sales	1,996	2,050
Operating	197	238
Selling, general and administrative, including stock-based compensation and transaction related costs	424	428
Depreciation and amortization	158	159
	2,775	2,875
Operating income (loss)	336	358

Other income (expense):
Interest expense	(93)	(96)
Share of earnings (losses) of affiliates, net	(23)	(46)
Realized and unrealized gains (losses) on financial instruments, net	(113)	20
Other, net	(7)	8
	(236)	(114)
Earnings (loss) from continuing operations before income taxes	100	244
Income tax benefit (expense)	30	(46)
Earnings (loss) from continuing operations	130	198
Earnings (loss) from discontinued operations, net of taxes	—	—
Net earnings (loss)	130	198
Less net earnings (loss) attributable to noncontrolling interests	12	11
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$118	187

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2019	2018
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$196	595
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(141)
Depreciation and amortization	311	322
Stock-based compensation	37	46
Share of (earnings) losses of affiliates, net	68	60
Realized and unrealized gains (losses) on financial instruments, net	194	(119)
Deferred income tax (benefit) expense	(21)	(1)
Other, net	9	24
Changes in operating assets and liabilities
Current and other assets	568	469
Payables and other current liabilities	(769)	(544)
Net cash provided (used) by operating activities	593	711

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(76)	(50)
Capital expenditures	(167)	(98)
Other investing activities, net	(124)	(58)
Net cash provided (used) by investing activities	(367)	(206)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,909	2,502
Repayments of debt	(1,912)	(2,381)
GCI Liberty Split-Off	—	(475)
Repurchases of Qurate Retail common stock	(296)	(493)
Withholding taxes on net settlements of stock-based compensation	(8)	(21)
Indemnification payment from GCI Liberty, Inc.	—	133
Other financing activities, net	(53)	(21)
Net cash provided (used) by financing activities	(360)	(756)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	1	4
Net increase (decrease) in cash, cash equivalents and restricted cash	(133)	(247)
Cash, cash equivalents and restricted cash at beginning of period	660	912
Cash, cash equivalents and restricted cash at end period	$527	665